DNB Financial Corporation

For further information, please contact:
Elizabeth Cook
Assistant Vice President/Marketing
484-359-3201
ecook@dnbfirst.com	FOR IMMEDIATE RELEASE
(OTC Bulletin Board Symbol: DNBF)

DOWNINGTOWN, Pennsylvania - March 1, 2006 - DNB Financial Corporation, parent company of DNB First, National Association, is proud to announce that Thomas A. Fillippo has joined its board of directors.

Thomas A. Fillippo, President and CEO of Devault Foods, has a long history of business and civic leadership in Chester County. He is the chairman of the Paoli Hospital Foundation and a board member of both the Chester County Industrial Development Authority and the American Meat Institute. An alumnus of West Chester University, he serves as chairman of the University’s Council of Trustees and as a member of the board of the Fund for West Chester University, the Sturzebecker Foundation, and the Killinger Foundation. Mr. Fillippo and his wife JoAnne reside in Malvern and have two children, Tom and Joelle.

Mr. Fillippo has formerly served as chairman of the Chester County Chamber of Business and Industry; chairman of the Chester County Industrial Development Authority, president of the Great Valley Regional Chamber of Commerce; and president of the Pennsylvania Meat Packers Association. He has been the recipient of numerous business and community service awards over the years.

“As a commercial bank headquartered in the growing and vibrant Chester County market, we look forward to benefiting from Tom’s outstanding 40-year record of community and business leadership experience,” said William S. Latoff, Chairman and Chief Executive Officer of DNB Financial Corporation. “We are thrilled and honored to have him join our board.”

DNB First, National Association, a wholly owned subsidiary of DNB Financial Corporation, a $473 million community bank headquartered in Chester County, Pennsylvania, is the oldest independent bank in the county with ten full service offices and two limited service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. For more information, go to www.dnbfirst.com.